Exhibit 99.1

    Mattson Technology, Inc. Announces Second Quarter 2004 Financial Results

    FREMONT, Calif., July 21 /PRNewswire-FirstCall/ -- Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today is reporting financial results for the second quarter of 2004.

    Highlights of this report include:

    -- The Company sequentially increased net profits in the second quarter of 2004 to 12.2% of net sales, from 6.2% of net sales in the previous quarter.
    -- Net sales of $60.2 million were 13% higher than the previous quarter.
       Shipments rose 13% over the same period.
    -- Bookings increased 17% to $68.4 million in the second quarter of 2004 from the first quarter of 2004.
    -- Earnings per share doubled to $0.14 per share in the second quarter of 2004 over the previous quarter.

    "We had a terrific second quarter," said David L. Dutton, president and chief executive officer of Mattson Technology. "We doubled our earnings per share. We also leveraged our 300 mm position and won new 300 mm accounts in Japan, Korea and Singapore. These new customer wins reflect our successful effort in focusing on driving market share gains in our core areas of strip and RTP."
    Dutton continued, "Over the last quarter, we announced expansions in our product portfolio with the introduction of three products extendible down to the 65 nm technology node: our new Aspen III ICPHT strip and our LPA module and Helios RTP system. The pending acquisition of Vortek Industries' Flashfire millisecond annealing system will fit well into Mattson's ultra-shallow junction roadmap and, with its advanced features, will give us an opportunity to reach new potential customers."
    Net sales for the quarter were $60.2 million, a 13% increase from $53.1 million in the first quarter of 2004, and a 97 % increase from $30.5 million in the second quarter of 2003. Net sales for the second quarter of 2004 and 2003 included royalties of $3.2 million and $3.0 million, respectively, related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (DNS).
    Net income for the second quarter of 2004 was $7.4 million, or $0.14 per diluted share, compared to $3.3 million or $0.07 per share for the first quarter of 2004, and a net loss of $9.5 million or $(0.21) per share for the second quarter of 2003.
    Shipments for the quarter were $58.2 million, a 13% increase from $51.7 million in the first quarter of 2004, and a 124% increase from $26.0 million in the second quarter of 2003.
    Gross margin for the second quarter of 2004 was 43.2%, an increase of
1.0 percentage points from 42.2% for the first quarter of 2004, and an increase of 3.6 percentage points from 39.6% gross margin for the second quarter of 2003.
    Net bookings for the second quarter of 2004 were $68.4 million, a 17% increase from $58.7 million in the first quarter of 2004, and a 173% increase from $25.1 million in the second quarter of 2003. Net bookings in the second quarter of 2004 resulted in a book-to-bill ratio of 1.18 to 1.
    Operating expenses for the quarter were $19.2 million, an increase of $1.0 million from $18.2 million in expenses for the first quarter of 2004, and a decrease of $0.6 million from $19.8 million in expenses for the second quarter of 2003. The $1.0 million increase in the second quarter of 2004 is primarily attributable to increased variable compensation related to improved business performance and to cessation of cost sharing with an alliance partner in connection with an R&D project that was completed in the first quarter of 2004. In the second quarter of 2004, operating expenses decreased to 32% of net sales compared to 34% of net sales in first quarter of 2004 and 65% of net sales in second quarter of 2003.
    Deferred revenue, which represents tools shipped and awaiting customer acceptance and pre-paid royalties received from DNS, was $43.7 million at the end of the second quarter of 2004, relatively flat with the balance of $43.6 million at the end of the first quarter of 2004, and $11.5 million higher than the balance of $32.2 million at the end of the second quarter of 2003. The $43.7 million in deferred revenue includes $17.3 million in payments related to DNS royalties. The increase in deferred revenue results primarily from higher sequential shipments.
    The company ended the second quarter of 2004 with cash, cash equivalents and restricted cash of $98.5 million, a decrease of $5.1 million from $103.6 million at end of first quarter of 2004, and an increase of $13.7 million from $84.8 million at the end of second quarter of 2003. Working capital at the end of second quarter of 2004 increased to $108.4 million from $105.8 million at end of first quarter of 2004, and from $54.2 million at end of second quarter of 2003.
    Attached to this news release are unaudited condensed consolidated statements of operations and balance sheets.

    Forward-Looking Guidance: New order bookings in the third quarter of 2004 are expected to increase by approximately 8%-12%. Net sales in the third quarter of 2004 are expected to range between $66 million and $69 million, and gross margin in the third quarter is expected to be in the range of approximately 43%-46%.
    On Wednesday, July 21, 2004, at 6:30 a.m. (Pacific Time), Mattson will hold a conference call to review the following topics: second quarter of 2004 financial results, current business conditions and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under "Investors"), beginning at 6:30 a.m. Pacific Time (9:30 a.m. Eastern Time), July 21, 2004. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects, including but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

    About Mattson Technology, Inc.
    Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. The company's dry strip and RTP equipment utilize innovative technology to deliver advanced processing capabilities on high-productivity platforms for the fabrication of current- and next-generation devices. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: 800-MATTSON/ 510-657-5900. Fax: 510-492-5911.

    CONTACT: Ludger Viefhues, Chief Financial Officer of Mattson Technology, Inc., +1-510-492-5954.


                     MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share amounts)
                                    (unaudited)


                                    THREE MONTHS ENDED    SIX MONTHS ENDED
                                    Jun. 27,   Jun. 29,  Jun. 27,     Jun. 29,
                                      2004       2003      2004         2003

      Net sales                     $60,151    $30,535  $113,276      $98,293
      Cost of sales                  34,148     18,442    64,865       67,609
        Gross profit                 26,003     12,093    48,411       30,684
      Operating expenses:
        Research, development and
         engineering                  5,458      6,683    10,354       14,233
        Selling, general and
         administrative              13,396     12,798    26,343       29,671
        Amortization of intangibles     329        328       657        1,495
           Total operating expenses  19,183     19,809    37,354       45,399
      Income (loss) from operations   6,820     (7,716)   11,057      (14,715)
      Loss on disposition of Wet
       Business                          --         --        --      (10,257)
      Interest and other income
       (expense), net                   579     (1,605)      (75)        (402)
      Income (loss) before benefit
       from income taxes              7,399     (9,321)   10,982      (25,374)
      Provision for (benefit from)
       income taxes                      38        225       307          163
      Net income (loss)              $7,361    $(9,546)  $10,675     $(25,537)
      Net income (loss) per share:
           Basic                      $0.15     $(0.21)    $0.22       $(0.57)
           Diluted                    $0.14     $(0.21)    $0.21       $(0.57)
      Shares used in computing net
       income (loss) per share:
           Basic                     49,817     44,897    48,660       44,878
           Diluted                   51,441     44,897    50,388       44,878


                MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                               (unaudited)
                              (in thousands)

                                      ASSETS
                                                    Jun. 27,         Dec. 31,
                                                      2004             2003

     Current assets:
       Cash and cash equivalents                   $98,029            $77,115
       Restricted cash                                 510                509
       Accounts receivable, net                     49,158             34,260
       Advance billings                             21,658             20,684
       Inventories                                  42,845             27,430
       Inventories - delivered systems               7,708              6,549
       Prepaid expenses and other
        current assets                              13,698             12,995
            Total current assets                   233,606            179,542
     Property and equipment, net                    20,824             16,211
     Goodwill                                        8,239              8,239
     Intangibles                                     1,970              2,626
     Other assets                                    1,058                769
                 Total assets                     $265,697           $207,387

                       LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
       Accounts payable                            $20,170            $21,340
       Accrued liabilities                          61,332             62,608
       Deferred revenue                             43,659             38,680
            Total current liabilities              125,161            122,628

     Long-term liabilities:
       Deferred income taxes                           750              1,055
            Total long-term liabilities                750              1,055
                 Total liabilities                 125,911            123,683

     Stockholders' equity:
       Common stock                                     50                 45
       Additional paid-in capital                  592,941            546,099
       Accumulated other comprehensive
        income                                       8,028              9,468
       Treasury stock                               (2,987)            (2,987)
       Accumulated deficit                        (458,246)          (468,921)
            Total stockholders' equity             139,786             83,704
                Total liabilities and
                 stockholders' equity             $265,697           $207,387


SOURCE  Mattson Technology, Inc.
    -0-                             07/21/2004
    /CONTACT: Ludger Viefhues, Chief Financial Officer of Mattson Technology, Inc., +1-510-492-5954/
    /Web site:  http://www.mattson.com /
    (MTSN)

CO:  Mattson Technology, Inc.
ST:  California
IN:  CPR SEM EPM
SU:  ERN ERP CCA